Exhibit 10.22
FINAL
ATLAS AIR, INC. PROFIT SHARING PLAN
Approved by the Compensation Committee on February 15, 2008

ATLAS AIR, INC. PROFIT SHARING PLAN
Preamble
     THIS PROFIT SHARING PLAN, is hereby restated as of February 15, 2008 by Atlas Air, Inc., in accordance with the terms and conditions set forth herein.
Article 1
Purpose of the Plan
     The purpose of the Plan is to share the profits of the Company with Eligible Employees whose efforts are instrumental in the Company’s financial success by providing, in addition to other compensation, payments to such Employees based upon Pre-Tax Profits of the Company on a calendar year basis for each year ended December 31 for so long as the Plan is in effect.
Article 2
Definitions
     Capitalized terms used herein shall have the following meanings,.
     2.1 Annual Profit Sharing Allocation means the amount paid to an Eligible Employee in accordance with the terms of Article 5 hereof.
     2.2 Atlas Employee means any Employee employed by the Company on the date an Annual Profit Sharing Allocation is paid.
     2.3 Code means the Internal Revenue Code of 1986, as amended.
     2.4 Committee means the Compensation Committee of the Board of Directors of Atlas Air Worldwide Holdings, Inc.
     2.5 Company means Atlas Air, Inc., a Delaware corporation, and any of its subsidiaries whose participation in this Plan is approved by the Committee.
     2.6 Compensation means gross wages reported by the Company for U.S. federal income tax purposes on a W-2 federal tax form or similar payments for foreign based employees (including crew members) as includable in income, excluding from such amounts any of the following: profit sharing, completion bonus, per diem, compensation paid prior to becoming an Eligible Employee under this Plan, expense reimbursements, any imputed income associated with life insurance, amounts (whether death benefits or otherwise) paid directly by the Company upon the death of an employee to such employee’s estate, heirs, executor or administrator, travel benefits, equity-based compensation, and other outside the ordinary course payments that might occur in the future.
     2.7 Disability means an Employee’s qualification for long term disability benefits under the Company’s long-term disability plan

     2.8 Eligible Employee means any Employee employed by the Company subject to a collective bargaining agreement that specifically provides for employees’ participation in this plan or an individual employment agreement that specifically provides for his or her participation in the Plan, subject to the provisions of Article 3 hereof.
     2.9 Employee means any individual who is employed by the Company on either a salaried or hourly basis, and from whom the Company is required to withhold taxes from remuneration paid by the Company to such individuals for personal services rendered to the Company. This term does not include any individual who is a “leased employee,” as defined in Section 414(n) of the Code, nor any person retained as an independent contractor.
     2.10 Gross Amount has the meaning set forth in Section 5.1(a).
     2.11 Plan means this Atlas Air, Inc. Profit Sharing Plan.
     2.12 Pre-Tax Profits has the meaning set forth in Section 4.1.
     2.11 Retired Employee means a former Eligible Employee who has reached age 62 (60 for pilots) or greater and has completed at least five complete years of continuous service as an Eligible Employee with the Company on or before the date such person elects to retire. An Eligible Employee who, through no fault of his or her own, is no longer able to work due to the loss of FAA-required licenses or medical certificates, or due to Disability, will also be deemed a Retired Employee.
Article 3
Requirements for Participation
     An Eligible Employee will participate in the Plan starting on the first day of the first month following his or her one-year anniversary as a full-time Employee. An Eligible Employee must be actively employed or a Retired Employee on the date of payment under Section 5.2 in order to receive a Profit Sharing Allocation.
     3.1 Death. If an Eligible Employee’s employment terminates during a Plan year by reason of death, the Committee may, in its sole discretion, direct that all or a portion of an eligible employee’s Annual Profit Sharing Allocation be paid, taking into account the duration of employment during the Plan year, whether the Eligible Employee was entitled to become a Retired Employee, and such other matters as the Committee shall deem appropriate.
Article 4
Determination of Pre-Tax Profits
     4.1 Pre-Tax Profits, for the purposes of calculating the Annual Profit Sharing Allocation, means the pre-tax profits of the Company earned in the ordinary course of business, determined in accordance with GAAP.. However, the following items defined under generally accepted accounting principles in the United States or which are in common use in United States public financial statement reporting will be excluded from Pre-Tax Profits for purposes of calculating the Annual Profit Sharing Allocation:

          (a) Any income or loss related to charges or credits (whether or not identified as special credits or charges) for unusual or infrequently-occurring items (including, but not limited to business dispositions or sale of property, plant or equipment not in the ordinary course of business), or related to intangible assets.
          (b) Extraordinary items reported on separate line items in the Company’s income statement.
Article 5
Annual Profit Sharing Allocation
     5.1 Methodology of Payment. The Annual Profit Sharing Allocation shall be calculated and be payable as follows:
          (a) Step 1 — the Company will calculate an amount equal to 10% of Pre-Tax Profits for the Plan year (the “Gross Amount”).
          (b) Step 2 — Each Eligible Employee will receive a payment which is equal to the Gross Amount multiplied by a fraction, the numerator of which is the Eligible Employee’s Compensation and the denominator of which is the total Compensation of all Atlas Employees, reduced by the Compensation of those Atlas Employees who, if in the Plan, would not have been Eligible Employees. Payments may be made in cash, Company stock, or some combination thereof, at the discretion of the Committee.
     5.2 Timing of Payment. To the extent there are profits to be distributed, Annual Profit Sharing Allocations shall be paid at the discretion of the Committee but in any event no later than April 30th of the calendar year following the Plan year for which the payment is made. The difference, if any, between the amount of Annual Profit Sharing Allocations received by Eligible Employees for any fiscal year and the aggregate of the individual profit sharing amounts actually paid to Eligible Employees for such Plan year as computed in accordance with this Article 5.2 shall revert to the Company no later than May 15th following such Plan year.
     5.3 Retirement Plan Contributions. All cash payments hereunder will be subject to 401(k) elections on file at the Company at the time of payment, to the extent consistent with the applicable 401(k) plans.
Article 6
Miscellaneous
     6.1 Effect Upon Employment. Nothing contained herein shall be construed to be a contract of employment of any kind or for any period, and this Plan shall not confer any rights to any employee of the Company to continue in the employ of the Company.
     6.2 Transferability and Vesting. The right to receive payments hereunder may not be transferred or assigned except by will or by the laws of descent and distribution, and no rights shall vest until payment is made.

     6.3 Governing Law. This Plan shall be construed in accordance with, and shall be governed by the laws of the State of Delaware.
     6.4 Entire Plan. This instrument contains the entire understanding and undertaking of the Company relating to the subject matter hereof, except as otherwise referred to herein, and supersedes any and all prior and contemporaneous undertakings, agreements, understandings, inducements or conditions, whether express or implied, written or oral, except as herein contained.
     6.5 Number and Gender. Whenever appropriate, as the context may require, words used herein shall be construed in the singular or the plural, and words used in one gender shall be construed in the other gender.
     6.6 Plan Binding Upon All Parties. This Plan shall be binding upon the parties hereto, their successors and assigns, and upon all employees of the Company and their spouses, heirs, executors and administrators.
     6.7 Decision of Committee Final and Binding; Amendments and Termination. The Committee shall resolve any disputes or questions arising under the Plan, and its decision shall be final and binding upon all parties. The Committee may also amend this Plan from time to time and may terminate the Plan at any time.
Article 7
Effective Date
     The Plan, as restated, has been approved by the Committee and shall become effective upon its execution by the President of the Company.
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          IN WITNESS WHEREOF, this Profit Sharing Plan is executed for and on behalf of the Company the day and year first above written.

ATLAS AIR, INC.
By:	/s/ William J. Flynn
Name:	William J. Flynn
Title:	President & Chief Executive Officer